11095 Viking Drive, Suite 300
Eden Prairie, MN 55344
www.agilitihealth.com

March 1, 2023

Dear Jim:
In recognition of your contributions to Agiliti, Inc. (the “Company”), you are being offered the opportunity to receive a retention bonus (the “Retention Bonus”). This letter sets forth the amount of the Retention Bonus and the terms and conditions upon which you will be eligible to receive the Retention Bonus.
The total amount of the Retention Bonus will be $1,500,000, less applicable taxes, deductions and withholdings. The Retention Bonus will be deemed to have been earned by you upon your satisfaction of the Service Condition (as described below), the Performance Condition (as described below) and all other requirements set forth in this letter.
The Service Condition will be satisfied if you remain continuously employed by the Company from the date of this letter through March 31, 2024 (the “Bonus Date”). Additionally, the Performance Condition will be satisfied upon (i) assisting in the onboarding of the Company’s new Chief Executive Officer, focusing specifically on financial-related duties such as investor relations and earnings calls (ii) the successful integration of the HealthTronics and other recent acquisitions and (iii) providing executive oversight and sponsorship of the Company’s SOX compliance program, in each case, no later than the Bonus Date. If earned, the Retention Bonus will be paid to you in a lump sum cash payment via payroll no later than 30 days after the Bonus Date or, at your direction, you can elect to be paid in bi-weekly payroll checks beginning no later than 30 days after the Bonus Date.
In the event your employment is terminated by the Company without Cause prior to the Bonus Date, subject to your execution without revocation of a release of all claims in a form acceptable to the Company (the “Release”) within the time provided by the Company to do so, the Retention Bonus will be paid to you no later than 60 days after the date of your termination of employment. The Release shall release the Company and their affiliates, and each of their respective predecessors, successors, affiliates, shareholders, members, managers, partners, officers, directors, employees, representatives, agents and benefit plans (and fiduciaries of such plans) (collectively, the “Released Parties”) from any and all claims, including any and all causes of action arising out of your employment or affiliation with the Company and any other Released Party and the termination of such employment or affiliations.
Notwithstanding the foregoing, in the event that your employment is terminated for any reason other than by the Company without Cause prior to the Bonus Date, then you will forfeit the Retention Bonus. For purposes of this letter, “Cause” shall have the meaning as defined in that certain Employment Agreement entered into as of March 5, 2019, by and between you and the Company.
The Company may deduct and withhold from any amount payable under this letter such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation. It is intended that the Retention Bonus be exempt from the provisions of Section 409A of the Internal Revenue Code and any Treasury Regulations and guidance promulgated thereunder (collectively, “Section 409A”). Notwithstanding the foregoing, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on you by Section 409A or for damages for failing to comply with Section 409A.
Neither you nor your beneficiaries will be permitted to anticipate, encumber or dispose of any right, title, interest or benefit hereunder in any manner or any time until the Retention Bonus has been paid to you. Nothing in this letter changes the “at will” nature of your employment (meaning either you or the Company may terminate your employment at any time and for any reason, or for no reason at all) or confers upon you the right to continue to be employed by the Company or any of its affiliates for any particular period of time. The Retention Bonus will not be taken into account to increase any benefits or compensation provided, or to continue coverage, under any other plan, program, policy or arrangement of the Company or any of its affiliates, except as otherwise expressly provided in such other plan, program, policy or arrangement.
This letter shall be construed and interpreted in accordance with the laws of the State of Minnesota (without regard to the conflicts of laws principles thereof) and applicable federal law. This letter sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. Further, this letter may be executed in multiple counterparts and may be amended only by a written instrument executed by you and the Company.
Please review this letter carefully and, if you agree with all the terms and conditions as specified above, please sign and date the letter in the space below and return the signed letter to the Company, c/o Lee Neumann, General Counsel, 11095 Viking Drive, Suite 300, Eden Prairie, MN 55344 or via email to Lee.Neumann@AgilitiHealth.com so that it is received by Lee Neumann no later than March 6, 2023.

[signature page follows]

Sincerely,

AGILITI, INC.

By: /s/ Robert L. Creviston
    Name: Robert L. Creviston
    Title: Chief Human Resources Officer

ACKNOWLEDGED AND AGREED:

/s/ James B. Pekarek
James B. Pekarek

Date: March, 1, 2023